Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 5, 2011, relating to the consolidated financial statements of NeoStem, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of NeoStem, Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
May 2, 2011